Exhibit 10.1

Execution Version

CONSENT TO BUSINESS COMBINATION AGREEMENT

This Consent to Business Combination Agreement (the “Consent”) is entered into as of July 9, 2023, by and among Freedom Acquisition I Corp., a Cayman Islands exempted company limited by shares (“Acquiror”), Complete Solaria, Inc. (f/k/a Complete Solar Holding Corporation) (“Complete Solar”), CS Solis LLC (“CS Solis”) and CRSEF Solis Holdings, L.L.C. (“CRSEF”).

WHEREAS, Complete Solar and CRSEF are parties to that certain (i) Designated Board Observer Agreement, dated as of February 14, 2022 (the “Carlyle Board Observer Agreement”) and (ii) Company Stock Purchase Warrant, issued February 14, 2022, together with Warrant No. 1 issued thereunder (the “Carlyle Warrant Agreement”);

WHEREAS, CRSEF, among others, is a party to that certain Amended and Restated Limited Liability Company Agreement of CS Solis, dated as of February 14, 2022 (the “LLCA”);

CRSEF has made aggregate capital contributions to CS Solis in the amount of $25,600,000 (such amount, as increased for amounts described in clause (b) of the definition of “Net Investment Amount” in the LLCA, the “Revised Net Investment Amount”);

WHEREAS, on May 26, 2023, Complete Solar entered into a definitive Amended and Restated Business Combination Agreement (“Agreement”) with Acquiror, among other parties, pursuant to which Complete Solar, Acquiror and such other parties will consummate a business combination (the “Business Combination”) and the other transactions contemplated therein (collectively, the “Transaction”) as a result of which Complete Solar will become a wholly owned subsidiary of Acquiror, which in turn shall be publicly listed on the NASDAQ. Subject to the satisfaction of certain customary closing conditions and approvals set forth in the Agreement, the parties anticipate that the time of the closing of the Business Combination (the “Closing Time”) will occur on or about July 14th, 2023;

WHEREAS, pursuant to the Carlyle Board Observer Agreement, Carlyle Warrant Agreement and LLCA, CRSEF’s consent is required for the consummation of the Transaction; and

WHEREAS, Complete Solar (in its capacity as Manager (under and as defined in the LLCA)) and CRSEF agree (a) that this Consent will serve as an amendment to the LLCA and (b) to provide CSREF the right to cause a revaluation of the relevant capital accounts of the members of CS Solis to reflect the amended economic entitlements of such members contemplated hereby.

NOW, THEREFORE, based on the promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Complete Solar, CS Solis and CRSEF hereby agree as follows:

1. Conditional Consent. Conditioned on, subject to, and only after, the prior (or contemporaneous) satisfaction (or waiver by CRSEF in writing in its sole discretion) of all of the Consent Conditions (in each case in form and substance satisfactory to CRSEF in its sole discretion) on or before the earlier of (x) the Closing Time and (y) August 31, 2023 (such earlier date, the “Condition Satisfaction Deadline”), CRSEF (i) acknowledges, agrees and consents to Complete Solar’s entry into the Agreement and the other documents contemplated thereby and, effective upon the Closing Time, agrees and consents to the consummation of the Transaction by Complete Solar, including the performance by Complete Solar of its obligations and agreements thereunder or other actions taken in connection therewith; (ii) forever waives any right to notice of the Transaction it may have under the Carlyle Board Observer Agreement, Carlyle Warrant Agreement and LLCA; and (iii) forever waives any event of default, right to terminate or right to exercise any other remedy under the LLCA to the extent solely triggered by the Transaction or right to object to the Transaction; in each case (i)-(iii), to the extent the foregoing may be required under the

Carlyle Board Observer Agreement, Carlyle Warrant Agreement or LLCA. To the extent all of the Consent Conditions are not satisfied (or expressly waived in writing by CRSEF) on or before the Condition Satisfaction Deadline, the provisions of this Section 1 shall be void, unenforceable and of no force and effect and CRSEF shall not be deemed to have provided any acknowledgment, agreement, consent, waiver or other agreement hereunder. The term “Consent Conditions” means all of the following:

a.

to the extent at least $30,000,000 in funds are available at the Closing Time in connection with (i) any issuance by the Acquiror of equity securities in a private placement (including any Acquiror PIPE Investment (as defined in the Agreement)) and (ii) the balance held in the Trust Account (as defined in the Agreement) after giving effect to Acquiror Share Redemptions (as defined in the Agreement) (collectively and without duplication, such value the “deSPAC Proceeds”), CS Solis’s full, final and indefeasible payment to CRSEF, and CRSEF’s receipt (as confirmed by CRSEF in writing), of cash in an amount equal to the lesser of (I) $5,000,000 and (II) the difference between the amount of deSPAC Proceeds and $30,000,000, of which, notwithstanding anything to the contrary in the LLCA, (i) the first $500,000 shall constitute a reimbursement of certain of CRSEF’s expenses in accordance with Section 6.07(d)(ii) of the LLCA, and (ii) subject to Section 5, the remaining amounts shall be applied in accordance with Section 2(c)(i);

b.	a future payment obligation shall have been established for the benefit of CRSEF whereby all of the following has occurred as of the Closing Time:

i.	CS Solis has deposited not less than $10,000,000 (the “Deposit”) into a third-party escrow account held by a commercial bank satisfactory to CRSEF (the “Escrow Agent”); and

ii.

CS Solis, CRSEF and the Escrow Agent have entered into a definitive escrow agreement (the “Escrow Agreement”), which agreement will provide, inter-alia, that (A) if the Net Investment Amount (as such term is defined in the LLCA, the “Net Investment Amount”) has not been reduced to zero or CS Solis has not paid any amounts owed to CRSEF pursuant to Sections 6.07(b) and 6.08(c) of the LLCA on or before the ninetieth (90th) calendar day after the Closing Time, $5,000,000 of the Deposit shall be released to CRSEF without CS Solis’ consent and (I) pay any amounts that were not reimbursed under Section 1(a)(i) at the Closing Time, (II) once any such amounts have been fully reimbursed, reduce the Revised Net Investment Amount and Net Investment Amount in accordance with Section 2(c) below and (III) following such reduction, if such proceeds are not fully utilized, pay any amounts owed to CRSEF pursuant to Sections 6.07(b) and 6.08(c) of the LLCA; (B) if the Net Investment Amount has not been reduced to zero or CS Solis has not paid any amounts owed to CRSEF pursuant to Sections 6.07(b) and 6.08(c) of the LLCA on or before the one hundred eightieth (180th) calendar day after the Closing Time, the balance of the Deposit, if any, shall be released to CRSEF without CS Solis’ consent and (I) reduce the Revised Net Investment Amount and Net Investment Amount in accordance with Section 2(c) below and (II) following such reduction, if such proceeds are not fully utilized, pay any amounts owed to CRSEF pursuant to Sections 6.07(b) and 6.08(c) of the LLCA; (C) upon the occurrence of a Material Breach under and as defined in the LLCA, the balance of the Deposit shall be released to CRSEF without CS Solis’ consent and (I) reduce the Revised Net Investment Amount and Net Investment Amount by 100/130 of such amount of the Deposit and (II) following such reduction, if such proceeds are not fully utilized, pay any amounts owed to CRSEF pursuant to Sections 6.07(b) and 6.08(c) of the LLCA; (D) after Complete Solar has reduced the Net Investment Amount to zero and paid all other amounts owed to CRSEF pursuant to the LLCA, the remaining balance of the Deposit, if any, will be released to Complete Solar; (E) CS Solis shall be solely responsible for all expenses and fees payable to the Escrow Agent under the Escrow Agreement; and (F) any interest accrued on the Deposit while it is held in the account under the Escrow Agreement shall be distributed to CRSEF or CS Solis, as applicable, in connection with the release of the Deposit under the Escrow Agreement;

c.

the delivery to CRSEF, by the Acquiror, of the final sources and uses document showing the payments to be made at the closing of the Business Combination and Transaction, which final sources and uses document shall show (i) the payment of cash to CRSEF as required under Section 1(a) and (ii) the funding of the Deposit to the third party escrow account pursuant to the Escrow Agreement as required under Section 1(b)(i);

d.	the execution and delivery to CRSEF, by Complete Solar and the Acquiror, of an amendment and restatement of the Carlyle Warrant Agreement in the form of attached Exhibit A; and

e.	the execution and delivery to CRSEF, by the Acquiror, of a guaranty of certain of CS Solis’ obligations under the LLCA in the form of attached Exhibit B (the “Guaranty”).

2. Certain Covenants. Acquiror, Complete Solar and CS Solis hereby covenant and agree that, notwithstanding anything to the contrary in the LLCA:

a.	from and after the date hereof:

i.

prior to the Closing Time, Complete Solar, in its capacity as “Manager” under the LLCA, shall, with the prior written consent of CRSEF, appoint one officer of CS Solis that shall hold the title of President (the “Complete Officer”);

ii.	the Complete Officer shall have all customary rights and authorities that are substantially similar to those of any officers of Acquiror or any of its other subsidiaries; and

iii.

the Complete Officer may be removed and replaced (or a replacement thereof upon a vacancy for any reason shall be appointed by Complete Solar in its capacity as Manager) solely with the prior written consent of CRSEF;

b.

notwithstanding anything to the contrary in Section 5.01 of the LLCA, and provided that (x) the Net Investment Amount is greater than zero on the applicable Quarterly Date and (y) for the avoidance of doubt, any payments of Quarterly Dividends shall not constitute a reduction to the Revised Net Investment Amount under this Consent, (i) at least 25% of the first Quarterly Dividend after the Closing Time shall be paid in cash by CS Solis; (ii) at least 50% of the second Quarterly Dividend after the Closing Time shall be paid in cash by CS Solis; (iii) at least 75% of the third Quarterly Dividend after the Closing Time shall be paid in cash by CS Solis; and (iv) 100% of the fourth Quarterly Dividend after the Closing Time (and each Quarterly Dividend thereafter) shall be paid in cash by CS Solis;

c.

if the Consent Conditions have been satisfied (or waived in accordance with this Consent) by the Condition Satisfaction Deadline, once the Revised Net Investment Amount has been reduced to zero, the Net Investment Amount shall be deemed to be zero, and the Revised Net Investment Amount and Net Investment Amount shall be reduced as follows (with the following provisions taking precedence over the application of clause (f) of the definition of “Net Investment Amount” in the LLCA to the extent implicated hereby):

i.	subject to Section 5 below, the Revised Net Investment Amount and Net Investment Amount will be reduced by 100/116 of the payment received under Section 1(a)(ii) of this Consent;

ii.

subject to Section 5 below, the Revised Net Investment Amount and Net Investment Amount will be reduced by 100/120 of all amounts of the Deposit not applied in accordance with Section 1(b)(ii)(I) and actually received by CRSEF pursuant to the Escrow Agreement before the date that is ninety (90) days after the Closing Time;

iii.

subject to Section 5 below, the Revised Net Investment Amount and Net Investment Amount will be reduced by 100/125 of all amounts of the Deposit not applied in accordance with Section 1(b)(ii)(I) and actually received by CRSEF pursuant to the Escrow Agreement from and after the date that is ninety (90) days after the Closing Time until the date that is one hundred eighty (180) days after the Closing Time;

iv.

from the Closing Time until the date that is one year after the Closing Time, except for payments described in Sections 2(c)(i), (2)(c)(ii) or 2(c)(iii), the Revised Net Investment Amount and Net Investment Amount will be reduced by 100/130 of all Net Investment Amount Reduction Payments actually received by CRSEF; and

v.

from and after the date that is one year after the Closing Time, the Revised Net Investment Amount and Net Investment Amount will be reduced by 100/140 of all Net Investment Amount Reduction Payments actually received by CRSEF;

provided, that notwithstanding anything to the contrary herein or in the LLCA, if, as of any date, (x) the amount required to reduce the Net Investment Amount to zero is less than (y) the amount required to reduce the Revised Net Investment Amount to zero, then (A) the Net Investment Amount shall be deemed equal to (B) the amount required to reduce the Revised Net Investment Amount to zero as of such date.

d.

absent the prior written consent of CRSEF, none of Acquiror, Complete Solar or CS Solis shall, nor shall any such person permit any of their respective Subsidiaries (as such term is defined in the LLCA) to:

i.

incur any indebtedness (other than for the purpose of immediate payment to CRSEF of amounts sufficient to reduce the Net Investment Amount to zero and pay all other amounts owed to CRSEF pursuant to the LLCA);

ii.

issue any equity (other than (x) in the case of Acquiror, any publicly traded equity securities in the Acquiror or (y) for the purpose of immediate payment to CRSEF of amounts sufficient to reduce the Net Investment Amount to zero and pay all other amounts owed to CRSEF pursuant to the LLCA);

iii.	repay indebtedness for borrowed money owed to any person other than CRSEF; or

iv.	make payments or distributions of cash, cash equivalents, equity or other property to its equityholders (other than CRSEF);

v.	sell all or substantially all of its assets or merge or consolidate with any Person; or

vi.	Agree to do any of the foregoing;

e.

if the Consent Conditions have been satisfied (or waived in accordance with this Consent) by the Condition Satisfaction Deadline, from and after the Closing Time, the following modifications of the LLCA shall be deemed effective, which modifications CRSEF agrees to:

i.

in lieu of existing Section 6.09(c) of the LLCA, Section 6.09(c) of the LLCA shall read: Cause the Company to: (i) maintain on each Test Date when the Company’s Net Revenue for the twelve (12) month period ended on such Test Date is less than $150,000,000, a Contract Revenue Backlog of at least $25,000,000; and (ii) maintain on each Test Date a cash balance, in one or more accounts (including any escrow accounts) maintained by the Company or its Subsidiaries, of no less than $4,000,000;

ii.

in lieu of existing Section 6.09(d) of the LLCA, Section 6.09(d) of the LLCA shall read: Not permit the Company or any of its Subsidiaries to: (i) permit, as of any Test Date, the average time between the sale of each Rooftop Solar Facility sold to a customer during the twelve (12) month period ending on such Test Date and the completion of the installation of such system to exceed eighty (80) days, provided that only sales occurring after December 31, 2022 will be included for purposes of any future Test Date calculations following the Closing Time; or (ii) fail to maintain in full force and effect, certificates of insurance, binders and policies of such types and in such amounts and for such risks, casualties and contingencies as is reasonably adequate to insure their respective businesses against insurable losses, damages, claims and risks to, in connection with or relating to their respective businesses, properties, assets and operations, or as required by applicable Law or by any Material Contract;

iii.

in lieu of existing Schedule 13.02 to the LLCA, Schedule 13.02 to the LLCA shall be deemed to not include the third bullet point on such schedule (i.e., the obligation to hire an attorney to act as General Counsel);

iv.	in lieu of existing Schedule K to the LLCA, Schedule K to the LLCA shall be deemed to not include the names of Carl Jasper, Rachel Messer and Shane Messer; and

v.	in lieu of the instances of the name “Albert Luu” throughout the LLCA, all such references shall be deemed replaced with the name “Brian Wuebbels”; and

f.

Acquiror shall deliver, within thirty (30) days of the end of each calendar month, to CRSEF a financial and operating report regarding the performance of Acquiror, Complete Solar and CS Solis in the form of attached Exhibit C.

3. Acknowledgement and Release. Acquiror, Complete Solar and CS Solis, for themselves and each of their Covered Persons (as such term is defined in the LLCA), hereby (i) except as set forth in Section 4, acknowledges and agrees that CRSEF has not, by execution of this Consent or otherwise, waived, released, relinquished or compromised, in whole or in part, any of its rights, remedies or defenses under the LLCA, the Carlyle Board Observer Agreement or the Carlyle Warrant Agreement or otherwise and that CRSEF reserves to itself the right to require strict performance of each provision of the LLCA, the Carlyle Board Observer Agreement or the Carlyle Warrant Agreement by each counterparty thereto; (ii) as of the date hereof, the time upon which the Consent Conditions are satisfied and as of the Closing Time, to the greatest extent permitted by applicable law, unconditionally releases and forever discharges CRSEF and all of its Covered Persons from all Claims (as such term is defined in the LLCA), known or unknown, fixed or contingent, that any of them or any of their respective Covered Persons may have against CRSEF or any of its Covered Persons; (iii) unconditionally acknowledges and agrees that it understands Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that if known by him or her, would have materially affected his or her settlement with the debtor or released party” and expressly waives and relinquishes all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to any claims it may have against CRSEF and (iv) unconditionally acknowledges and agrees that the indemnification obligations of CS Solis under Sections 6.07(b) and 6.08(c) of the LLCA apply to any Claim brought by any third party against CS Solis and any of its Covered Persons (as defined in the LLCA) in connection with or as a result of this Consent, the Guaranty, the Escrow Agreement, or the Transaction.

4. Waiver. Subject to the satisfaction (or waiver in writing by CRSEF in its sole discretion) of the Consent Conditions at or before the Consent Condition Deadline and compliance by Acquiror, Complete Solar and CS Solis, respectively, with the covenants set forth in Section 2 hereof, CRSEF hereby waives any and all Material Breaches (as such term is defined in the LLCA) or breaches under the Carlyle Board Observer Agreement or Carlyle Warrant Agreement and any remedies it may have in respect thereof that (a) may have occurred prior to the date hereof and (b) of which Andrew Kapp or Justin Kwan have actual knowledge as of the date hereof. Other than the waiver set forth in this Section 4, CRSEF reserves to itself all of its rights, remedies and defenses under the LLCA. Any waiver of rights remedies and defenses other than as set forth in this Section 4 may be accomplished only by a written instrument duly executed by CRSEF.

5. Breach & Remedies. Breach by Acquiror, Complete Solar or CS Solis of their respective (x) representations and warranties set forth in Section 6 below or (y) covenants under this Consent shall constitute a Material Breach under the LLCA. From and after the occurrence of a Material Breach under the LLCA after the date hereof, (a) notwithstanding anything to the contrary in the Escrow Agreement or Section 2(c), (i) prior Net Investment Amount Reduction Payments governed by Sections 2(c)(i), 2(c)(ii) and 2(c)(iii) shall be treated as reductions to the Revised Net Investment Amount by an amount equal to the product of the amount of Net Investment Amount Reduction Payments actually received by CRSEF and 100/130 rather than 100/116, 100/120 or 100/125, as applicable, and (ii) the respective references in Sections 2(c)(i), 2(c)(ii) and 2(c)(iii) to 100/116, 100/120 and 100/125 shall prospectively be deemed to be references to 100/130; and (b) CRSEF shall be entitled to (i) compel the release of the balance of the Deposit, if any and (ii) exercise all rights, remedies and defenses available to it under and in connection with the LLCA (including, without limitation, the Trigger Event Rights (as such term is defined in the LLCA)), the Guaranty, the Escrow Agreement and all documents executed in connection therewith.

6. Representations and Warranties. Acquiror, Complete Solar and CS Solis represent and warrant to CRSEF solely with respect to Acquiror, Complete Solar and CS Solis, and CRSEF represents and warrants to each of Acquiror, Complete Solar and SC Solis solely with respect to CRSEF, as of the date hereof, as follows:

a.

such party is duly incorporated, organized, or formed (as applicable), validly existing, and in good standing under the law of the jurisdiction of its incorporation, organization, or formation; duly qualified and in good standing in the jurisdiction of its principal place of business, if different from its jurisdiction of incorporation, organization, or formation; and has full power and authority to execute and deliver this Consent and to perform its obligations hereunder, and all necessary actions by and consents of the board of directors, stockholders, managers, members, partners, trustees, beneficiaries, or other applicable persons necessary for the due authorization, execution, delivery, and performance of this Consent by such party have been duly taken or obtained;

b.

such party has duly executed and delivered this Consent and this Consent constitutes the valid and binding obligation of party, enforceable against such party in accordance with its terms (except as may be limited by bankruptcy, insolvency, or similar laws of general application and by the effect of general principles of equity, regardless of whether considered at law or in equity);

c.

such party’s authorization, execution, delivery, and performance of this Consent does not and will not (i) conflict with, or result in a breach, default, or violation of, or result in a default or the creation of a lien, claim or encumbrance, or give rise to any right of termination, cancellation, or acceleration of any of the terms, conditions or provisions of (A) the organizational documents of such party, (B) any material contract to which such party is a party or by which it or its assets are bound, or (C) any law or arbitral award to which such party is subject in any material respect; or (ii) require any consent, approval, or authorization from, filing or registration with, or notice to, any governmental authority or other person or entity, other than as have already been obtained; and

d.	solely in the case of CRSEF, CRSEF has not Disposed (as such term is defined in the LLCA) of any portion of its Class B Units or Membership Interest (as such terms are defined in the LLCA).

7. Miscellaneous.

a.

All notices, requests, or consents provided for or permitted to be given under this Consent must be in writing and must be delivered to the recipient by electronic mail (a copy of which may be delivered in person or by courier or mail). A notice, request, or consent given under this Consent is effective on receipt by the applicable party. All notices, requests, and consents to be sent to a party must be sent to the following addresses or such other address as that party may specify by notice to the parties:

CRSEF:

One Vanderbilt Avenue, Suite 3400

New York, NY 10017

Attn: Justin Kwan

Email: justin.kwan@carlyle.com

Acquiror:

14 Wall Street, 20th Floor

New York, NY 10005

Attn: Adam Gishen

Email: ag@FreedomAc1.com

Complete Solar:

45700 Northport Loop E

Fremont, CA 94583

Attn: William Anderson

Email: will@completesolar.com

CS Solis:

45700 Northport Loop E

Fremont, CA 94583

Attn: William Anderson

Email: will@completesolar.com

b.	Neither this Consent, nor any party’s rights or obligations hereunder, may be assigned or delegated to any other person or entity.

c.	This Consent may be amended or restated only by a written instrument executed by each of the parties hereto.

d.

This Consent, together with the Carlyle Board Observer Agreement, Carlyle Warrant Agreement and LLCA (and each other agreement required hereby and thereby) constitutes the entire agreement of the parties relating to the transactions contemplated hereby and supersedes all provisions and concepts contained in all prior agreements. In the event of any conflict between the express terms of this Consent and the LLCA, this Consent shall control.

e.	This Consent shall be deemed “Confidential Information” as such term is defined in, and for purposes of, the LLCA.

f.

Except as otherwise provided in this Consent, a waiver or consent, express or implied, to or of any breach or default by any party hereto in the performance by that party of its obligations hereunder is not a consent or waiver to or of any other breach or default in the performance by that party of the same or any other obligations of that party with respect to its obligations hereunder. Except as otherwise provided in this Consent, failure on the part of any party hereto to complain of any act of any party or to declare any party in default with respect to its obligations hereunder, irrespective of how long that failure continues, does not constitute a waiver by that party of its rights with respect to that default until the applicable statute of limitations has run.

g.

Each of Section 13.06, Section 13.07 and Section 13.11 of the LLCA shall apply to this Consent, mutatis mutandis, construing this Consent as the “Agreement” and construing each party hereto as a “Member”.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Consent to Business Combination Agreement to be executed as of the date first written above.

FREEDOM ACQUISITION I CORP.

By:	/s/ Adam Gishen
Name:	Adam Gishen
Title:	Chief Executive Officer

COMPLETE SOLARIA, INC. (F/K/A COMPLETE SOLAR HOLDING CORPORATION)

By:	/s/ William J. Anderson
Name:	William J. Anderson
Title:	Chief Executive Officer

CS SOLIS LLC

By:	/s/ William J. Anderson
Name:	William J. Anderson
Title:	Manager

IN WITNESS WHEREOF, the parties hereto have caused this Consent to Business Combination Agreement to be executed as of the date first written above.

CRSEF SOLIS HOLDINGS, L.L.C.
By: Carlyle CRSEF Solis Aggregator, S.C.Sp., its managing member

By: CRSEF Managing GP, L.P., its general partner
By: CRSEF GP, L.L.C., its general partner

By:	/s/ Sanket Patel
Name:	Sanket Patel
Title:	Authorized Person

By: CRSEF Lux GP S.à.r.l., its general partner

By:	/s/ William Cagney
Name:	William Cagney
Title:	Manager

By:	/s/ Estell Beyl Vodouhe
Name:	Estelle Beyl Vodouhe
Title:	Manager

EXHIBIT A

FORM OF AMENDED AND RESTATED WARRANT

[See attached.]

EXHIBIT B

FORM OF GUARANTY

[See attached.]

EXHIBIT C

FORM OF MONTHLY REPORT

[See attached.]